UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 3)

OUTFRONT Media Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Titles of Class of Securities)

69007J106
(CUSIP Number)

Providence Equity Partners L.L.C.
50 Kennedy Plaza, 18th Floor
Providence, Rhode Island 02903
(401) 751-1700

with a copy to:

Michael J. Aiello
Kevin J. Sullivan
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

March 1, 2022
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 69007J106	SCHEDULE 13D	Page 2

1	NAMES OF REPORTING PERSONS
PEP VIII International Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
17,388,024 (See Item 5)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
17,388,024 (See Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
17,388,024 (See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
10.6%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

* The ownership percentage set forth herein for PEP VIII International Ltd. is calculated assuming a total of 163,631,026 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of OUTFRONT Media Inc. (the “Issuer”) deemed issued and outstanding, which includes (i) 146,243,002 shares of Common Stock outstanding as of February 23, 2022, as set forth in the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission on February 24, 2022 (the “Form 10-K”), and (ii) an aggregate 17,388,024 shares of Common Stock issued on March 1, 2022 upon the conversion of the shares of Series A Convertible Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), of the Issuer previously directly held by PEP VIII-A SPV, L.P. (“PEP VIII-A SPV”); PEP VIII (Scotland) SPV, L.P. (“PEP Scotland SPV”); PEP VIII SPV, L.P.(“ PEP 5 SPV”); PEP VIII-A AIV SPV, L.P. (“PEP 6 SPV ”); PEP VIII Co-Invest SPV, L.P. (“PEP Advertising SPV ”) (the foregoing entities collectively, the “PEP SPVs”).

CUSIP No. 69007J106	SCHEDULE 13D	Page 3

1	NAMES OF REPORTING PERSONS
Providence Equity GP VIII L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
17,388,024 (See Item 5)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
17,388,024 (See Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
17,388,024 (See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
10.6%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

* The ownership percentage set forth herein for Providence Equity GP VIII L.P. is calculated assuming a total of 163,631,026 shares of Common Stock of the Issuer deemed issued and outstanding, which includes (i) 146,243,002 shares of Common Stock outstanding as of February 23, 2022, as set forth in the Form 10-K, and (ii) an aggregate 17,388,024 shares of Common Stock issued on March 1, 2022 upon the conversion of the shares of Series A Preferred Stock previously directly held by the PEP SPVs.

CUSIP No. 69007J106	SCHEDULE 13D	Page 4

1	NAMES OF REPORTING PERSONS
PEP VIII (Scotland) International Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
72,019 (See Item 5)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
72,019 (See Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
72,019 (See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
Less than 0.1%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

* The ownership percentage set forth herein for PEP VIII (Scotland) International Ltd. is calculated assuming a total of 163,631,026 shares of Common Stock of the Issuer deemed issued and outstanding, which includes (i) 146,243,002 shares of Common Stock outstanding as of February 23, 2022, as set forth in the Form 10-K, and (ii) an aggregate 17,388,024 shares of Common Stock issued on March 1, 2022 upon the conversion of the shares of Series A Preferred Stock previously directly held by the PEP SPVs.

CUSIP No. 69007J106	SCHEDULE 13D	Page 5

1	NAMES OF REPORTING PERSONS
Providence Equity GP VIII (Scotland) L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
72,019 (See Item 5)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
72,019 (See Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
72,019 (See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
Less than 0.1%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

* The ownership percentage set forth herein for Providence Equity GP VIII (Scotland) L.P. is calculated assuming a total of 163,631,026 shares of Common Stock of the Issuer deemed issued and outstanding, which includes (i) 146,243,002 shares of Common Stock outstanding as of February 23, 2022, as set forth in the Form 10-K, and (ii) an aggregate 17,388,024 shares of Common Stock issued on March 1, 2022 upon the conversion of the shares of Series A Preferred Stock previously directly held by the PEP SPVs.

CUSIP No. 69007J106	SCHEDULE 13D	Page 6

1	NAMES OF REPORTING PERSONS
Providence Equity Partners VIII-A L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
4,772,791 (See Item 5)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
4,772,791 (See Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,772,791 (See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.9%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

* The ownership percentage set forth herein for Providence Equity Partners VIII-A L.P. is calculated assuming a total of a total of 163,631,026 shares of Common Stock of the Issuer deemed issued and outstanding, which includes (i) 146,243,002 shares of Common Stock outstanding as of February 23, 2022, as set forth in the Form 10-K, and (ii) an aggregate 17,388,024 shares of Common Stock issued on March 1, 2022 upon the conversion of the shares of Series A Preferred Stock previously directly held by the PEP SPVs.

CUSIP No. 69007J106	SCHEDULE 13D	Page 7

1	NAMES OF REPORTING PERSONS
Providence Equity Partners VIII (Scotland) L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Scotland UK

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
72,019 (See Item 5)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
72,019 (See Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
72,019 (See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
Less than 0.1%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

* The ownership percentage set forth herein for Providence Equity Partners VIII (Scotland) L.P. is calculated assuming a total of 163,631,026 shares of Common Stock of the Issuer deemed issued and outstanding, which includes (i) 146,243,002 shares of Common Stock outstanding as of February 23, 2022, as set forth in the Form 10-K, and (ii) an aggregate 17,388,024 shares of Common Stock issued on March 1, 2022 upon the conversion of the shares of Series A Preferred Stock previously directly held by the PEP SPVs.

CUSIP No. 69007J106	SCHEDULE 13D	Page 8

1	NAMES OF REPORTING PERSONS
PEP VIII Intermediate 5 L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
6,991,945 (See Item 5)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
6,991,945 (See Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,991,945 (See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.3%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

* The ownership percentage set forth herein for PEP VIII Intermediate 5 L.P. is calculated assuming a total of 163,631,026 shares of Common Stock of the Issuer deemed issued and outstanding, which includes (i) 146,243,002 shares of Common Stock outstanding as of February 23, 2022, as set forth in the Form 10-K, and (ii) an aggregate 17,388,024 shares of Common Stock issued on March 1, 2022 upon the conversion of the shares of Series A Preferred Stock previously directly held by the PEP SPVs.

CUSIP No. 69007J106	SCHEDULE 13D	Page 9

1	NAMES OF REPORTING PERSONS
PEP VIII Intermediate 6 L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
2,389,810 (See Item 5)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
2,389,810 (See Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,389,810 (See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.5%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

* The ownership percentage set forth herein for PEP VIII Intermediate 6 L.P. is calculated assuming a total of 163,631,026 shares of Common Stock of the Issuer deemed issued and outstanding, which includes (i) 146,243,002 shares of Common Stock outstanding as of February 23, 2022, as set forth in the Form 10-K, and (ii) an aggregate 17,388,024 shares of Common Stock issued on March 1, 2022 upon the conversion of the shares of Series A Preferred Stock previously directly held by the PEP SPVs.

CUSIP No. 69007J106	SCHEDULE 13D	Page 10

1	NAMES OF REPORTING PERSONS
PEP VIII Advertising Co-Investment L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
3,161,459 (See Item 5)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
3,161,459 (See Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,161,459 (See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

* The ownership percentage set forth herein for PEP VIII Advertising Co-Investment L.P. is calculated assuming a total of 163,631,026 shares of Common Stock of the Issuer deemed issued and outstanding, which includes (i) 146,243,002 shares of Common Stock outstanding as of February 23, 2022, as set forth in the Form 10-K, and (ii) an aggregate 17,388,024 shares of Common Stock issued on March 1, 2022 upon the conversion of the shares of Series A Preferred Stock previously directly held by the PEP SPVs.

CUSIP No. 69007J106	SCHEDULE 13D	Page 11

1	NAMES OF REPORTING PERSONS
PEP VIII GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
17,388,024 (See Item 5)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
17,388,024 (See Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
17,388,024 (See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
10.6%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

* The ownership percentage set forth herein for PEP VIII GP LLC is calculated assuming a total of 163,631,026 shares of Common Stock of the Issuer deemed issued and outstanding, which includes (i) 146,243,002 shares of Common Stock outstanding as of February 23, 2022, as set forth in the Form 10-K, and (ii) an aggregate 17,388,024 shares of Common Stock issued on March 1, 2022 upon the conversion of the shares of Series A Preferred Stock previously directly held by the PEP SPVs.

CUSIP No. 69007J106	SCHEDULE 13D	Page 12

1	NAMES OF REPORTING PERSONS
PEP VIII-A SPV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (See Item 3

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
4,772,791 (See Item 5)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
4,772,791 (See Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,772,791 (See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.9%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

* The ownership percentage set forth herein for PEP VIII-A SPV is calculated assuming a total of 163,631,026 shares of Common Stock of the Issuer deemed issued and outstanding, which includes (i) 146,243,002 shares of Common Stock outstanding as of February 23, 2022, as set forth in the Form 10-K, and (ii) an aggregate 17,388,024 shares of Common Stock issued on March 1, 2022 upon the conversion of the shares of Series A Preferred Stock previously directly held by the PEP SPVs.

CUSIP No. 69007J106	SCHEDULE 13D	Page 13

1	NAMES OF REPORTING PERSONS
PEP VIII (Scotland) SPV L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
72,019 (See Item 5)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
72,019 (See Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
72,019 (See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
Less than 0.1%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

* The ownership percentage set forth herein for PEP Scotland SPV is calculated assuming a total of 163,631,026 shares of Common Stock of the Issuer deemed issued and outstanding, which includes (i) 146,243,002 shares of Common Stock outstanding as of February 23, 2022, as set forth in the Form 10-K, and (ii) an aggregate 17,388,024 shares of Common Stock issued on March 1, 2022 upon the conversion of the shares of Series A Preferred Stock previously directly held by the PEP SPVs.

CUSIP No. 69007J106	SCHEDULE 13D	Page 14

1	NAMES OF REPORTING PERSONS
PEP VIII SPV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
6,991,945 (See Item 5)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
6,991,945 (See Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,991,945 (See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.3%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

* The ownership percentage set forth herein for PEP 5 SPV is calculated assuming a total of 163,631,026 shares of Common Stock of the Issuer deemed issued and outstanding, which includes (i) 146,243,002 shares of Common Stock outstanding as of February 23, 2022, as set forth in the Form 10-K, and (ii) an aggregate 17,388,024 shares of Common Stock issued on March 1, 2022 upon the conversion of the shares of Series A Preferred Stock previously directly held by the PEP SPVs.

CUSIP No. 69007J106	SCHEDULE 13D	Page 15

1	NAMES OF REPORTING PERSONS
PEP VIII-A AIV SPV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
2,389,810 (See Item 5)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
2,389,810 (See Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,389,810 (See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.5%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

* The ownership percentage set forth herein for PEP 6 SPV is calculated assuming a total of 163,631,026 shares of Common Stock of the Issuer deemed issued and outstanding, which includes (i) 146,243,002 shares of Common Stock outstanding as of February 23, 2022, as set forth in the Form 10-K, and (ii) an aggregate 17,388,024 shares of Common Stock issued on March 1, 2022 upon the conversion of the shares of Series A Preferred Stock previously directly held by the PEP SPVs.

CUSIP No. 69007J106	SCHEDULE 13D	Page 16

1	NAMES OF REPORTING PERSONS
PEP VIII Co-Invest SPV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
3,161,459 (See Item 5)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
3,161,459 (See Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,161,459 (See Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

* The ownership percentage set forth herein for PEP Advertising SPV is calculated assuming a total of 163,631,026 shares of Common Stock of the Issuer deemed issued and outstanding, which includes (i) 146,243,002 shares of Common Stock outstanding as of February 23, 2022, as set forth in the Form 10-K, and (ii) an aggregate 17,388,024 shares of Common Stock issued on March 1, 2022 upon the conversion of the shares of Series A Preferred Stock previously directly held by the PEP SPVs.

CUSIP No. 69007J106	SCHEDULE 13D	Page 17

This Amendment No. 3 to the statement on Schedule 13D amends and supplements the statement on Schedule 13D filed by the Reporting Persons on April 27, 2020, as amended by Amendment No. 1 thereto dated May 8, 2020 and Amendment No. 2 thereto dated September 21, 2020 (the “Original Schedule 13D,” and together with this Amendment No. 3, this “Schedule 13D”). Except as amended in Amendment No. 1, Amendment No. 2, and this Amendment No. 3, the Original Schedule 13D remains in full force and effect. Terms defined in the Original Schedule 13D are used in this Amendment No. 3 as so defined, unless otherwise defined in this Amendment No. 3.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 of the Original Schedule 13D is hereby supplemented as follows:

The information set forth in Items 4 and 6 of this Amendment No. 3 is incorporated by reference in its entirety to this Item 3.

Item 4.	Purpose of Transaction.

Item 4 of the Original Schedule 13D is hereby supplemented as follows:

The information set forth in Items 5 and 6 of this Amendment No. 3 is incorporated by reference in its entirety into this Item 4.

Item 5.	Interest in Securities of the Issuer.

Item 5 of the Original Schedule 13D is hereby amended and restated as follows:

The information contained in rows 7, 8, 9, 10, 11 and 13 on each of the cover pages of this Amendment No. 3 and the information set forth or incorporated in Items 2, 3, 4 and 6 is incorporated by reference in its entirety into this Item 5.

(a) - (b) The ownership percentages set forth below are calculated, with respect to each Reporting Person, as a percentage of the sum of (A) and (B) where (A) is equal to 146,243,002 shares of Common Stock outstanding as of February 23, 2022, as set forth in the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission on February 24, 2022, and (B) is equal to an aggregate 17,388,024 shares of Common Stock that were issued to the PEP SPVs upon the conversion of 275,000 shares of Series A Preferred Stock previously directly held or which were deemed to be beneficially owned by the Reporting Person, subject to certain adjustments as provided in the Articles Supplementary (see Item 6 of this Amendment No. 3 for more information).

•	PEP VIII-A SPV directly holds 4,772,791 shares of Common Stock or 2.9% of the deemed issued and outstanding shares of Common Stock;

•	PEP Scotland SPV directly holds 72,019 shares of Common Stock or less than 0.1% of the deemed issued and outstanding shares of Common Stock;

•	PEP 5 SPV directly holds 6,991,945 shares of Common Stock or 4.3% of the deemed issued and outstanding shares of Common Stock;

•	PEP 6 SPV directly holds 2,389,810 shares of Common Stock or 1.5% of the deemed issued and outstanding shares of Common Stock; and

•	PEP Advertising SPV directly holds 3,161,459 shares of Common Stock or 1.9% of the deemed issued and outstanding shares of Common Stock.

The Reporting Persons, in the aggregate, beneficially own 17,388,024 shares of Common Stock or 10.6% of the deemed issued and outstanding shares of Common Stock.

Additionally, Mr. Michael J. Dominguez, who is a director of PEP International and a director of the Issuer, beneficially owns 6,366 shares of Common Stock. Any securities issued to Mr. Dominguez for his service as a director of the Issuer are held by Mr. Dominguez for the benefit of funds or entities affiliated with PEP International.

CUSIP No. 69007J106	SCHEDULE 13D	Page 18

PEP International is the sole general partner of PEP GP VIII. PEP GP VIII is the sole general partner of each of the Initial PEP Direct Holders other than PEP Scotland, and the sole member of SPV GP. PEP GP VIII is also the holder of all of the equity interests in PEP Scotland International. PEP Scotland International is the sole general partner of PEP GP Scotland. PEP GP Scotland is the sole general partner of PEP Scotland. By virtue of such relationships, (i) PEP Scotland International, PEP GP Scotland and PEP Scotland have shared voting and investment control with respect to the 72,019 shares of Common Stock directly held by PEP Scotland SPV and (ii) SPV GP, PEP GP VIII and PEP International have shared voting and investment control with respect to the 17,388,024 shares of Common Stock directly held in the aggregate by the PEP SPVs. For purposes of Rule 13d-3 under the Act, (i) PEP Scotland, PEP Scotland International and PEP GP Scotland may be deemed to beneficially own less than 0.1% of the deemed issued and outstanding shares of Common Stock and (ii) SPV GP, PEP GP VIII and PEP International may be deemed to beneficially own 17,388,024 shares of Common Stock or 10.6% of the deemed issued and outstanding shares of Common Stock.

PEP International, PEP GP VIII, PEP Scotland International, PEP GP Scotland, SPV GP, PEP VIII-A, PEP Scotland, PEP 5, PEP 6 and PEP Advertising each disclaim beneficial ownership of the securities referred to in this Amendment No. 3, and the filing of this Amendment No. 3 should not be construed as an admission that any of PEP International, PEP GP VIII, PEP Scotland International, PEP GP Scotland, SPV GP, PEP VIII-A, PEP Scotland, PEP 5, PEP 6 and PEP Advertising is, for the purpose of Schedule 13D, the beneficial owner of any securities covered by this statement. Each of the PEP SPVs disclaims beneficial ownership of the securities held directly by the other PEP SPVs.

(c) Except as disclosed herein, none of the Reporting Persons have, nor, to their knowledge, have any of the Schedule A Persons, effected any transactions during the past sixty (60) days in any securities of the Issuer.

(d) Not applicable.

(e) Not applicable.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 of the Original Schedule 13D is hereby supplemented by adding the following:

On March 1, 2022, in accordance with the terms of the Articles Supplemetary, including accrual of applicable dividends, (i) PEP VIII-A SPV converted 75,484 shares of Series A Preferred Stock into 4,772,791 shares of Common Stock, (ii) PEP Scotland SPV converted 1,139 shares of Series A Preferred Stock into 72,019 shares of Common Stock, (iii) PEP 5 SPV converted 110,581 shares of Series A Preferred Stock into 6,991,945 shares of Common Stock, (iv) PEP 6 SPV converted 37,796 shares of Series A Preferred Stock into 2,389,810 shares of Common Stock, and (v) PEP Advertising SPV converted 50,000 shares of Series A Preferred Stock into 3,161,459 shares of Common Stock.

Further, pursuant to that certain Amendment No. 1 to the Margin Loan Agreement, dated as of August 10, 2021, among the PEP SPVs, JP Morgan and certain lenders, the PEP SPVs obtained an additional loan in the aggregate amount of $60 million (the “Second Advance Margin Loan” and, together with the original loan in the aggregate of $80 million, the “Margin Loan”). On March 1, 2022, (i) PEP VIII-A SPV converted its 75,484 shares of Series A Preferred Stock subject to the Pledge into 4,772,791 shares of Common Stock, (ii) PEP Scotland SPV converted its 1,139 shares of Series A Preferred Stock subject to the Pledge into 72,019 shares of Common Stock, (iii) PEP 5 SPV converted its 110,581 shares of Series A Preferred Stock subject to the Pledge into 6,991,945 shares of Common Stock, (iv) PEP 6 SPV converted its 37,796 shares of Series A Preferred Stock subject to the Pledge into 2,389,810 shares of Common Stock, and (v) PEP Advertising SPV converted its 50,000 shares of Series A Preferred Stock subject to the Pledge into 3,161,459 shares of Common Stock, which aggregate amount of 17,388,024 shares of Common Stock replaced the 275,000 shares of Series A Preferred Stock under the Pledge and secure the Margin Loan.

Other than as described elsewhere in this Schedule 13D, there are no contracts, arrangements, understandings or relationships between the Reporting Persons and any other person with respect to any securities of the Issuer.

CUSIP No. 69007J106	SCHEDULE 13D	Page 19

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 3, 2022

PEP VIII INTERNATIONAL LTD.

By:	/s/ Sarah N. Conde
Name: Sarah N. Conde
Title: Authorized Signatory

PROVIDENCE EQUITY GP VIII L.P.

By: PEP VIII International Ltd., its general partner
By:	/s/ Sarah N. Conde
Name: Sarah N. Conde Title: Authorized Signatory

PEP VIII (SCOTLAND) INTERNATIONAL LTD.

By:	/s/ Sarah N. Conde
Name: Sarah N. Conde
Title: Authorized Signatory

PROVIDENCE EQUITY GP VIII (SCOTLAND) L.P.

By: PEP VIII (Scotland) International Ltd., its general partner
By:	/s/ Sarah N. Conde
Name: Sarah N. Conde
Title: Authorized Signatory

PROVIDENCE EQUITY PARTNERS VIII-A L.P.

By: Providence Equity GP VIII L.P., its general partner

By: PEP VIII International Ltd., its general partner
By:	/s/ Sarah N. Conde
Name: Sarah N. Conde
Title: Authorized Signatory

PROVIDENCE EQUITY PARTNERS VIII (SCOTLAND) L.P.

By: Providence Equity GP VIII (Scotland) L.P., its general partner
By: PEP VIII (Scotland) International Ltd., its general partner
By:	/s/ Sarah N. Conde
Name: Sarah N. Conde
Title: Authorized Signatory

PEP VIII INTERMEDIATE 5 L.P.

By: Providence Equity GP VIII L.P., its general partner

By: PEP VIII International Ltd., its general partner
By:	/s/ Sarah N. Conde
Name: Sarah N. Conde
Title: Authorized Signatory

PEP VIII INTERMEDIATE 6 L.P.

By: Providence Equity GP VIII L.P., its general partner
By: PEP VIII International Ltd., its general partner
By:	/s/ Sarah N. Conde
Name: Sarah N. Conde
Title: Authorized Signatory

CUSIP No. 69007J106	SCHEDULE 13D	Page 20

PEP VIII ADVERTISING CO-INVESTMENT L.P.

By: Providence Equity GP VIII L.P., its general partner
By: PEP VIII International Ltd., its general partner
By:	/s/ Sarah N. Conde
Name: Sarah N. Conde
Title: Authorized Signatory

PEP VIII GP LLC

By: Providence Equity GP VIII L.P., its sole member
By: PEP VIII International Ltd., its general partner
By:	/s/ Sarah N. Conde
Name: Sarah N. Conde
Title: Authorized Signatory

PEP VIII-A SPV, L.P.

By: PEP VIII GP LLC, its general partner
By: Providence Equity GP VIII L.P., its sole member
By: PEP VIII International Ltd., its general partner
By:	/s/ Sarah N. Conde
Name: Sarah N. Conde
Title: Authorized Signatory

CUSIP No. 69007J106	SCHEDULE 13D	Page 21

PEP VIII (SCOTLAND) SPV L.P.

By: PEP VIII GP LLC, its general partner
By: Providence Equity GP VIII L.P., its sole member
By: PEP VIII International Ltd., its general partner
By:	/s/ Sarah N. Conde
Name: Sarah N. Conde
Title: Authorized Signatory

PEP VIII SPV, L.P.

By: PEP VIII GP LLC, its general partner
By: Providence Equity GP VIII L.P., its sole member
By: PEP VIII International Ltd., its general partner
By:	/s/ Sarah N. Conde
Name: Sarah N. Conde
Title: Authorized Signatory

PEP VIII-A AIV SPV, L.P.

By: PEP VIII GP LLC, its general partner
By: Providence Equity GP VIII L.P., its sole member
By: PEP VIII International Ltd., its general partner
By:	/s/ Sarah N. Conde
Name: Sarah N. Conde
Title: Authorized Signatory

PEP VIII Co-Invest SPV, L.P.

By: PEP VIII GP LLC, its general partner
By: Providence Equity GP VIII L.P., its sole member
By: PEP VIII International Ltd., its general partner
By:	/s/ Sarah N. Conde
Name: Sarah N. Conde
Title: Authorized Signatory